Exhibit 99.2

Genpact Limited

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2010

On May 3, 2011, Genpact International, Inc. (“Genpact International”), a Delaware corporation that is a wholly-owned subsidiary of Genpact Limited (“Genpact”) acquired Headstrong Corporation (“Headstrong”) for $550 million in cash, which amount is subject to adjustment based on closing net working capital and other customary items. Concurrently with the closing of the acquisition, Genpact entered into a credit agreement (the “Credit Agreement”) with Genpact International and Headstrong, as borrowers to fund part of the purchase price for the acquisition. The Credit Agreement provides for a $120 million term credit facility and a $260 million revolving credit facility. Genpact International and Headstrong have an option to increase the commitments under the Credit Agreement by up to an additional $100 million, subject to certain approvals and conditions as set forth in the Credit Agreement.

The following unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2010 and the unaudited pro forma condensed combined consolidated statements of earnings for the fiscal year ended December 31, 2010 are based on the historical financial statements of Genpact and Headstrong after giving effect to the acquisition of Headstrong by Genpact and the borrowings under the Credit Agreement described above to finance the acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

The unaudited pro forma condensed combined consolidated financial statements have been prepared by Genpact for illustrative purposes only and reflect preliminary estimates and assumptions based on information available at the time of the preparation, including preliminary fair value estimates of the intangible assets acquired and net liabilities assumed as discussed below. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Genpact that would have been reported had the acquisition been completed and had Genpact entered into the Credit Agreement as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of Genpact. The unaudited pro forma condensed combined consolidated financial statements do not reflect any operating efficiencies and/or cost savings that Genpact may achieve with respect to the combined companies nor do they include the effects of any refinancing of the debt to finance the acquisition.

The acquisition has been accounted for under the purchase method of accounting in accordance with ASC 805, Business Combinations. Accordingly, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, has been allocated on a preliminary basis to intangible assets acquired and net liabilities assumed in connection with the acquisition based on their estimated fair values as of the completion of the acquisition. These allocations reflect various preliminary estimates and analyses, including preliminary work performed by third-party valuation specialists, and are subject to change during the purchase price allocation period (generally one year from the acquisition date) as valuations are finalized.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with Genpact’s historical consolidated financial statements and accompanying notes contained in Genpact’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for its quarter ended March 31, 2011 and Headstrong’s historical consolidated financial statements and accompanying notes for its fiscal year ended December 31, 2010, which are included as Exhibit 99.1, to this Form 8-K/A.

Genpact Limited

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2010

	Historical
	Genpact Limited	Headstrong Corporation(1)	Pro Forma Adjustments	Notes(2)	Pro Forma Combined
	(dollars in millions)
Balance sheet data
Cash and cash equivalents	$404.0	$38.2	$(184.9)	a	$257.3
Other current assets	531.7	57.1	—		588.8
Property, plant, and equipment	197.2	9.5	5.9	b	212.6
Other noncurrent assets	157.0	12.5	17.5	c,j	186.9
Excess of consideration transferred over net amount of assets and liabilities recognized (goodwill)	570.2	38.4	356.5	e	965.0
Intangible assets	33.3	0.0	92.4	f	125.8
Total assets	1,893.5	155.7	287.3		2,336.5
Other current liabilities	297.6	32.5	26.7	d,h,m	356.9
Other noncurrent liabilities	89.7	3.7	(0.9)	i	92.4
Short-term debt			260.0	a	260.0
Long-term debt, including current portion	25.0	6.7	120.0	a	151.6
Total liabilities	412.2	42.9	405.8		860.9
Common shares, $0.01 par value	2.2	0.5	(0.5)	g	2.2
Retained earnings	421.1	(226.1)	226.1	g	421.1
Other Equity	1,055.4	338.4	(344.0)	g	1,049.8
Genpact Limited shareholders’ equity	1,478.7	112.8	(118.5)		1,473.1
Noncontrolling interest	2.6	—	—		2.6
Total liabilities and equity	$1,893.5	$155.7	$287.3		$2,336.5

(1)	Certain reclassifications were made to conform to Genpact’s financial statement presentation.

(2)	Refer to note 4.

Genpact Limited

Unaudited Pro Forma Condensed Consolidated Income Statement

for the Year Ended December 31, 2010

	Historical
	Year Ended December 31, 2010
	Genpact Limited	Headstrong Corporation(1)	Pro Forma Adjustments	Notes(3)	Pro Forma Combined
	(dollars in millions)
Statement of income data:
Net revenues GE	$479.2	$—	$—		$479.2
Net revenues Global Clients	779.7	221.6	—		1,001.3

Total net revenues	1,259.0	221.6	—		1,480.5
Cost of revenue	788.5	140.6	(1.2)	b	927.9

Gross profit	470.4	81.0	1.2		552.7
Operating expenses:
Selling, general and administrative expenses	282.1	64.8	(0.3)	b	346.6
Amortization of acquired intangible assets	16.0	0.2	12.7	f	28.9
Other operating income	(5.5)	—	—		(5.5)

Income from operations	177.9	15.9	(11.1)		182.7
Foreign exchange (gains) losses, net	(1.1)	0.7	—		(0.4)
Other income (expense), net	5.2	0.6	(10.0)	k	(4.2)

Income before share of equity in (earnings) loss of affiliates and income tax expense	184.2	15.8	(21.1)		179.0
Equity in loss of affiliates	1.0	—	—		1.0

Income before income tax expense	183.2	15.8	(21.1)		178.0
Income tax expense (benefit)	34.2	1.4	(7.2)	l	28.4

Net income(2)	$149.0	$14.4	$(13.9)		$149.6
Net income attributable to noncontrolling interest	6.9	—	—		6.9

Net income attributable to Genpact Limited shareholders(2)	$142.2	$14.4	$(13.9)		$142.8

Earnings per common share(2)
Basic	$0.65				$0.65
Diluted	$0.63				$0.63
Weighted average number of common shares used in computing earnings per common share
Basic	219,310,327				219,310,327
Diluted	224,838,529				224,838,529

(1)	Certain reclassifications were made to conform to Genpact’s financial statement presentation.

(2)	Net income, net income attributable to Genpact’s Limited shareholders and earnings per common share are presented before discontinued operations.

(3)	Refer to note 4.

Notes to Unaudited Pro Forma Condensed Consolidated financial statements

Note 1: Basis of Pro Forma Presentation

On May 3, 2011, Genpact completed its acquisition of Headstrong, and Headstrong became a wholly owned subsidiary of Genpact. Genpact International paid an aggregate enterprise value of $550 million in cash, which amount is subject to adjustment based on closing net working capital, cash acquired, payment of indebtedness and transaction expenses of Headstrong. This was paid to holders of Headstrong common stock and stock options as consideration for the Merger. The purchase price for the acquisition was funded with a combination of existing cash on hand and borrowings under the Credit Agreement.

The total estimated purchase price of the acquisition is as follows (in millions):

Enterprise Value	$550.0
Add: Estimated working capital adjustment as of acquisition date	8.3
Add: Estimated Cash and Cash Equivalents as of acquisition date	25.8
Add: Closing Date Funded Indebtedness as of acquisition date	—
Less: “Company Expenses” as of acquisition date	19.2

Total estimated purchase price	$564.9

In connection with the acquisition, Genpact did not assume any options or restricted stock units.

Under the purchase method of accounting, the total purchase price will be allocated to Headstrong’s net tangible and intangible assets based on their estimated fair values as of the May 3, 2011 closing date of the acquisition. The excess of the purchase price over the net tangible and intangible assets will be recorded as goodwill. Genpact has made a preliminary allocation of the estimated purchase price using estimates as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements as follows (in millions):

Total fair value of consideration to be transferred	$564.9
Allocated to:
Net tangible assets of Headstrong acquired as of acquisition date	82.5
Adjustments to recognize assets and liabilities at acquisition-date fair value, except deferred income taxes which are recognized in accordance with Statement 109:
Property, plant, and equipment	5.9
Other noncurrent assets (deferred income taxes)	14.9
Liabilities
Other current liabilities	(21.1)
Other noncurrent liabilities	0.9
Fair value of tangible net assets acquired	83.2
Identifiable intangibles at acquisition-date fair value	92.4

Excess of consideration transferred over the net amount of assets and liabilities recognized (goodwill)	$389.3

Of the total purchase price, a preliminary estimate of approximately $92.4 million has been allocated to amortizable intangible assets acquired and a preliminary estimate of approximately $83.2 million has been allocated to net assets assumed in connection with the acquisition. The depreciation and amortization effect of the fair value adjustment to certain tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of earnings as described in Note 4 to these unaudited pro forma condensed combined consolidated financial statements.

Genpact has evaluated and continues to evaluate pre-acquisition contingencies relating to Headstrong that existed as of the acquisition date. If these pre-acquisition contingencies become probable in nature and estimable during the remainder of the purchase price allocation period, amounts may be recorded to goodwill for such matters. If these pre-acquisition contingencies become probable in nature and estimable after the end of the purchase price allocation period, amounts may be recorded for such matters in Genpact’s results of operations.

Notes to Unaudited Pro Forma Condensed Consolidated financial statements

Note 2: Financing Activities

In May 2011, Genpact entered in a Credit Agreement as described above. Borrowings under the Credit Agreement bear interest at a rate equal to LIBOR plus an applicable margin equal to 1.65% per annum. The revolving credit commitments under the Credit Agreement are subject to a commitment fee equal to 0.70% on the actual daily amount by which the aggregate revolving commitments exceed the sum of outstanding revolving and swing line loans and letter of credit obligations.

The Credit Agreement is guaranteed by Genpact and certain of its subsidiaries. The obligations under the Credit Agreement are secured by the capital stock of certain subsidiaries of Genpact and certain intercompany debt.

Note 3: Reclassifications

Certain reclassifications have been made to conform Headstrong’s historical amounts to Genpact’s presentation. These adjustments primarily relate to reclassifying leasehold land from property, plant and equipment to other current assets and reclassifying certain staff and infrastructure costs (including depreciation) between cost of sales and selling, general and administrative expenses.

Note 4: Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a) To record the following adjustments to cash and cash equivalents (in millions):

Short term debt per Credit Agreement	$260.0
Long term debt per Credit Agreement	120.0
Cash paid for Acquisition	(564.9)

Total adjustments to cash and cash equivalents	$(184.9)

(b) To record the difference between the preliminary estimated fair value and the historical amount of Headstrong’s property, plant and equipment and the resulting change in depreciation expense (in millions):

	Historical amount, net	Preliminary estimate fair value	increase	Change in depreciation for the year ended December 31, 2010	Useful life

Building	$5.5	$9.3	$3.8	$0.0	40 years
Computer equipments, Software & Other Equipments	4.0	6.2	2.2	(1.7)	1-4 years

Total property, plant and equipment	$9.5	$15.5	$6.0	$(1.7)

Included in cost of services				$(1.2)
Included in selling, general and administrative				$(0.4)

(c) To record tax adjustments related to the acquisition (in millions):

Net increase in long-term deferred tax assets (Net operating loss carry-forward net of intangible assets)	$20.9
Net increase in short-term deferred tax liabilities (Other liabilities)	(0.4)
Net increase in long-term deferred tax liabilities (Taxes on earnings and other non current assets)	(6.5)

Net increase in deferred tax assets	$14.1

Net deferred tax asset includes primarily release of valuation allowance on Net operating loss carry-forward (adjusted for profits earned during the period January 1, 2011 to May 2, 2011) offset by provisions made related to outside basis differences of foreign subsidiaries that are not intended to be indefinitely reinvested and temporary differences related to purchased intangible assets. In addition, the balance represents tax effects of fair value adjustments related to tangible assets and liabilities. Upon finalization of the combined company’s legal entity structure, additional adjustments to deferred taxes may be required.

Notes to Unaudited Pro Forma Condensed Consolidated financial statements

(d) Increase relating to unrecognized tax benefit amounting to $2.1 million.

(e) To eliminate Headstrong’s historical goodwill and record the preliminary estimated fair value of goodwill for the acquisition (in millions):

Preliminary Historical amount	$38.4
Estimated fair value	394.9

Increase	$356.5

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that Genpact determines that the value of goodwill has become impaired, Genpact will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

(f) To record the difference between the preliminary estimated fair value and the historical amount of Headstrong’s intangible assets and the resulting increase in amortization expense (in millions):

	Preliminary estimated fair value	Change in amortization for the year ended December 31, 2010	Useful life (years)

Backlog / Contract	$5.5	$4.6	1.2
Customer Relationships
Customer Relationship Valuation: Top 20 Customers	58.0	5.3	11
Customer Relationship Valuation: Other Customers	6.4	0.8	8

Total Customer Relationships	64.4	6.1
Tradename Valuation	21.8	2.2	10
Technology	0.8	0.1	7

Total Fair Value of Identified Intangibles	$92.4	$12.9

Less : Historical amount of amortization and impairment of Intangibles		0.2

		$12.7

Customer back log, contracts and related relationships represent existing contracts that relate primarily to underlying customer relationships. The preliminary estimated fair value of the customer contracts and related relationships represents the sum of the present value of the expected cash flows attributable to those customer relationships. The cash flows were determined from the revenue and profit forecasts associated with existing contracts and renewals, as well as add-ons and growth opportunities that are expected to be generated from these customer relationships. Genpact expects to amortize the fair value of these assets on a straight-line basis over a weighted-average estimated life of two to eleven years.

The developed technology and trade name assets include patents, business processes and tools, proprietary business methods and the Headstrong family brand. Genpact expects to amortize the developed technology and trade name assets on a straight-line basis up to an estimated life of ten years.

(g) To record the elimination of equity, other comprehensive loss and remaining Headstrong’s historical stockholders’ equity

(h) To record the difference between the preliminary estimated fair value and the historical amount of certain other accrued liabilities of Headstrong. This adjustment to other accrued liabilities includes Genpact’s preliminary estimate of an additional amount expected to be recorded during the purchase price allocation period relating to certain pre-acquisition loss contingencies (primarily “Company Expenses”) of $19.0 million that were deemed probable and estimable as of the completion of the acquisition. This amount is subject to change to the extent that additional information affecting Genpact’s determination of the amount of the estimated loss as of the completion of the acquisition becomes available during the purchase price allocation period.

Notes to Unaudited Pro Forma Condensed Consolidated financial statements

(i) To record adjustments to reflect the preliminary estimated fair values of Headstrong’s pension plans and vacation accruals (in millions):

Increase in net liability on account of pension	$(0.2)
Reduction in net vacation accrual liability	$1.1

Genpact assumed responsibility for Headstrong’s pension and other post-retirement benefit plans and remeasured the funded status of these plans at the close of the acquisition. The funded status reflects the fair market value of plan assets and plan obligations and was calculated using discount rates reflective of current investment yields of high-quality, fixed-income investments commensurate with the benefits maturity period.

(j) To record the difference between the preliminary estimated fair value and the historical amount of Headstrong’s leasehold land of $3.4 million.

(k) To record interest expense associated with the borrowing of short term and long term debt to finance the acquisition.

Interest expense associated with the borrowing under the Credit Agreement	Outstanding amount	Estimated weighted average effective annual interest rate	Increase in interest expense for the year ended December 31, 2010

Long term Loan	$120.0	1.90%	$2.2
Revolver	260.0	1.90%	5.0
Debt Amortization			2.8

Total	$380.0		$10.0

Interest expense on debt outstanding reflected in the unaudited pro forma condensed combined consolidated statements of operations and in the table above assumes constant interest rates and principal amounts equal to those that existed as of the date of issuance. The unaudited pro forma condensed combined consolidated statements of operations and the table above do not reflect any reductions in interest expense that may result from repayments of Genpact’s borrowings or any changes in interest rates that may result from the refinancing of those borrowings.

(l) To record the pro forma income tax impact at the weighted-average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Genpact and Headstrong filed consolidated income tax returns during the periods presented.

(In millions)	Year ended December 31, 2010

Total pro forma adjustments recorded to decrease income before provision for income taxes in the unaudited pro forma condensed combined consolidated statements of earnings	$(21.1)
Estimated provision for income taxes rates applicable to pro forma adjustments	34.0%

Pro forma provision for income taxes adjustment	$(7.2)

(m) Transaction Expenses

Genpact incurred an estimated transaction related expenses of $5.6 million in relation to the acquisition of Headstrong. The above expenditure will be expensed in the period it is incurred and has not been considered in the pro forma income statement. However, these have been considered for pro forma balance sheet adjustment.

Note 5: Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the weighted-average number of Genpact common shares outstanding. Our acquisition of Headstrong had no impact to the basic and diluted weighted-average common shares outstanding calculations for the unaudited pro forma condensed combined consolidated statements of earnings for the periods presented.